As filed with the Securities and Exchange Commission on May 17, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CHAMBERS STREET PROPERTIES

(Exact Name of Registrant as Specified in Its Declaration of Trust)

Maryland	56-2466617
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

47 Hulfish Street, Suite 210, Princeton, NJ 08542	08542
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Shares of Beneficial Interest, $0.01 par value per share	New York Stock Exchange, LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The common shares of beneficial interest of Chambers Street Properties (the “Registrant,” “we,” “us” or “our”) was previously registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to a Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2008. In connection with the listing of the Registrant’s common shares on the New York Stock Exchange, the Registrant’s common shares will be registered pursuant to Section 12(b) of the Exchange Act.

Our Second Amended and Restated Declaration of Trust (“Declaration of Trust”) includes certain provisions from the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, or the NASAA REIT Guidelines. The NASAA REIT Guidelines apply to externally managed real estate investment trusts with shares that are publicly registered with the SEC but are not listed on a national securities exchange. We have submitted in our proxy statement for our annual shareholders’ meeting for 2013 a proposal to amend and restate our Declaration of Trust to remove the NASAA REIT Guidelines and to update our Declaration of Trust in other respects to reflect recent developments in public company governance. If our shareholders approve the proposed amendment and restatement of our Declaration of Trust it will be filed with Maryland and will become effective upon acceptance. The description below reflects provisions included in the Second Amended and Restated Declaration of Trust.

General

Under our Declaration of Trust, we have the authority to issue a total of 1,000,000,000 shares of beneficial interest. Of the total shares authorized, 990,000,000 shares are designated as common shares with a par value of $0.01 per share and 10,000,000 shares are designated as preferred shares. In addition, our board of trustees may, without shareholder approval, amend our declaration of trust from time to time to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue. As of May 16, 2013, 248,949,451 common shares were issued and outstanding, and no preferred shares were issued and outstanding. Under Maryland law, our shareholders are generally not liable for our debts or obligations.

Common Shares

Subject to the restrictions on transfer and ownership of shares contained in our Declaration of Trust and except as may otherwise be specified in our Declaration of Trust, the holders of common shares are entitled to one vote per share on all matters voted on by shareholders, including election of our trustees. Our Declaration of Trust does not provide for cumulative voting in the election of our trustees. Therefore, the holders of a majority of the outstanding common shares can elect our entire board of trustees. Subject to any preferential rights of any outstanding series of preferred shares, the holders of common shares are entitled to such dividends as may be authorized from time to time by our board of trustees and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our shareholders. All shares issued and outstanding are fully paid and non-assessable common shares of beneficial interest. Holders of common shares do not have preemptive rights and therefore will not have an automatic option to purchase any new shares that we issue. Our Declaration of Trust authorizes our board of trustees, without shareholder approval, to classify or reclassify any unissued common shares from time to time into one or more classes or series of shares.

We do not issue certificates for our shares. Shares are held in “uncertificated” form which eliminates the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. Transfers can be effected by following the procedures described below under “Transfer Restrictions.”

Preferred Shares

Our Declaration of Trust authorizes our board of trustees, without shareholder approval, to classify any unissued preferred shares and reclassify any previously classified but unissued preferred shares of any series from time to time into one or more classes or series of shares. Our board of trustees may determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common shares. The issuance of preferred shares could have the effect of delaying or preventing a change in control of our company. Our board of trustees has no present plans to issue preferred shares, but may do so at any time in the future without shareholder approval.

Power to Issue Additional Common Shares and Preferred Shares

We believe that the power of our board of trustees to issue additional common shares or preferred shares will provide us with increased flexibility in making investment acquisitions and in meeting other needs which might arise. The additional common shares are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our shares may be listed or traded.

Number of Trustees; Vacancies

Our Declaration of Trust and bylaws provide that the number of our trustees may be established by a majority of the entire board of trustees but may not be fewer than three nor more than nine. Our board of trustees currently consists of five trustees, three of whom are independent. Any vacancy on our board may be filled only by a majority of the remaining trustees, even if such a majority constitutes less than a quorum and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred. Independent trustees shall nominate replacements for vacancies amongst the independent trustee positions. Although the number of trustees may be increased or decreased, a decrease shall not have the effect of shortening the term of any incumbent trustee.

Annual Elections

Each of our trustees are elected by our shareholders to serve for a one-year term, until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies. Trustees will be elected by the affirmative vote of holders of voting shares who are present in person or by proxy at a meeting of shareholders at which a quorum is present.

Meetings and Special Voting Requirements

An annual meeting of the shareholders is held each year, at least 30 days after delivery of our annual report, which is delivered within 120 days after the end of each fiscal year. Special meetings of shareholders may be called only upon the request of a majority of our trustees, a majority of the independent trustees, our Chief Executive Officer or upon the written request of shareholders holding at least 10% of the outstanding shares entitled to vote. Upon receipt of a written request stating the purpose(s) of the meeting, we will provide written notice of the meeting to all shareholders within 15 days of receipt of such request, which will be held not less than 15 nor more than 60 days after the date of such notice. The presence of a majority of the outstanding shares either in person or by proxy shall constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take shareholder action authorized by our Declaration of Trust, except as set forth in the next paragraph and except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is sufficient to elect a trustee.

Under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (“Maryland REIT Law”) and our Declaration of Trust, shareholders are generally entitled to vote at a duly held meeting at which a quorum (as defined above) is present on (i) amendments to our Declaration of Trust, (ii) our termination and (iii) a merger, consolidation or sale or other disposition of substantially all of our assets. The vote of shareholders holding a majority of our outstanding shares entitled to vote is required to approve any such action, and no such action can be taken by our board of trustees without such majority vote of our shareholders. Our Declaration of Trust provides that shareholders are not entitled to exercise appraisal rights unless our board of trustees determines that appraisal rights apply, with respect to all or any classes or series of shares, to a particular transaction or all transactions occurring after the date of such determination in connection with which shareholders would otherwise be entitled to exercise appraisal rights.

Shareholders and their designated representatives are provided with access to, and are allowed to inspect and copy, all of our books and records to which they are entitled under applicable law during normal business hours upon providing us with reasonable notice. Shareholders are also entitled to receive a copy of our shareholder list upon request, for purposes that include, without limitation, matters relating to shareholder voting rights and the exercise of shareholders rights under federal proxy laws. The list provided by us will include each shareholder’s name, address and telephone number, if available, and number of shares owned by each shareholder and will be sent within 10 days of the receipt by us of the request. A shareholder requesting a list will be required to pay reasonable costs of postage and duplication. We have the right to request that a requesting shareholder represent to us that the list will not be used to pursue commercial interests unrelated to the shareholder’s interest in our company.

Transfer Restrictions

Our Declaration of Trust, subject to certain exceptions, contains certain restrictions on the number of our shares that a person may own. Our Declaration of Trust prohibits, with certain exceptions, direct or constructive ownership by any person of more than 3.0% by number or value, whichever is more restrictive, of our outstanding common shares or more than 3.0% by number or value, whichever is more restrictive, of our outstanding shares. Our Declaration of Trust further prohibits (i) any person from beneficially or constructively owning our common shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) (or otherwise cause us to fail to qualify as a real estate investment trust (“REIT”), and (ii) any person from transferring shares if such transfer would result in our shares being beneficially owned by fewer than 100 persons. Our board of trustees, in its sole discretion, may exempt (prospectively or retrospectively) a person from the share ownership limit. However, our board of trustees may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 3.0% of the number or value of the outstanding shares (whichever is more restrictive) would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of trustees that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the trust (as defined below). Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees in its sole discretion, to determine or ensure our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares that resulted in a transfer of shares to the trust in the manner described below, is required to give notice immediately to us, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on us.

If any transfer of our shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess or in violation of the share ownership limits or would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. If the transfer to the trust would not be effective for any reason to prevent the violation of such limitations, then the transfer of that number of shares that otherwise would cause such violation will be null and void and the prohibited owner will acquire no rights in such shares. Shares held in the trust shall be issued and outstanding shares. The prohibited owner shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares held in the trust and, subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion) (i) to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust, and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any transfer of shares that, if effective, would result in shares being beneficially owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares.

Within 20 days after receiving notice from us that shares have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, whose ownership of the shares does not violate any of the ownership limitations set forth in our Declaration of Trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our Declaration of Trust, of such shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary. If, prior to the discovery by us that shares have been transferred to the trust, such shares are sold by a prohibited owner, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

In addition, shares held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner. We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

Every record holder of 0.5% or more (or such other percentage as required by the Internal Revenue Code and the related Treasury regulations) of all classes or series of our shares, including our common shares on any dividend record date during each taxable year, within 30 days after the end of the taxable year, shall be required to give written notice to us stating the name and address of such record holder, the number of shares of each class and series of our shares which the record holder beneficially owns and a description of the manner in which such shares are held. Each such record holder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and our status under the Department of Labor (“DOL”) plan asset regulations and to ensure compliance with the share ownership limits. In addition, each record holder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our qualification as a REIT and our status under the DOL plan asset regulations and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of our common shares prior to the date a registration statement for such share becomes effective.

These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common shares or otherwise be in the best interest of the shareholders.

Removal of Trustees

Our Declaration of Trust provides that a trustee may be removed from office only for cause and only by the affirmative vote of at least a majority of the votes entitled to be cast by our shareholders generally in the election of our trustees.

Limitation of Liability and Indemnification

Maryland law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Our Declaration of Trust contains a provision limiting the liability of our trustees and officers to us and our shareholders for money damages and requires us to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our trustees, officers, employees, agents, advisor and affiliates. However, until our shares are listed on a national securities exchange, the NASDAQ Global Select Market or the NASDAQ Global Market, our ability to limit the liability of our trustees and officers and to indemnify and advance expenses to our trustees, officers, employees, agents, advisors and affiliates is restricted by the NASAA REIT Guidelines. Our Declaration of Trust contains provisions which are based on the NASAA REIT Guidelines.

Maryland Business Combination Act

Under the MGCL, as applicable to real estate investment trusts, “business combinations” between a Maryland real estate investment trust and an “interested shareholder” or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

¡	any person who beneficially owns 10% or more of the voting power of the trust’s outstanding voting shares; and

¡

an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder.

After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

¡	80% of the votes entitled to be cast by holders of outstanding voting shares; and

¡

two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder or with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has adopted a resolution exempting our company from the provisions of the MGCL relating to business combinations with interested shareholders or affiliates of interested shareholders. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of trustees. If such resolution is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our shareholders’ best interests.

Maryland Control Share Acquisitions Act

The MGCL, as applicable to REITs, provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by employees who are trustees of the trust. “Control shares” are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more, but less than one-third; (ii) one-third or more, but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. This means that you would be able to force us to redeem your shares for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, or (ii) to acquisitions approved or exempted by our Declaration of Trust or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

Amendment of Bylaws

Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Amendment to the Declaration of Trust

Except for those amendments permitted to be made without shareholder approval under Maryland law or by specific provision in our Declaration of Trust, including amendments to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Law, to change our name or the name or other designation or the par value of any class or series of shares or the aggregate par value of all shares or to increase or decrease the aggregate number of our authorized shares or the number of authorized shares of any class or series, our Declaration of Trust may be amended only if the amendment is declared advisable by our board of trustees and approved by our shareholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Termination

Our termination must be approved by our shareholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees, or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our shareholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our board of trustees, or (c) provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, as applicable to real estate investment trusts, permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

¡	a classified board,

¡	a two-thirds vote requirement for removing a trustee,

¡	a requirement that the number of trustees be fixed only by vote of the trustees,

¡	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred, and

¡	a majority requirement for the calling of a special meeting of shareholders.

Through provisions in our Declaration of Trust and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of trustees, provided that the number is not fewer than three nor more than nine. Pursuant to Subtitle 8, we have elected that, except as may be provided by our board of trustees in setting the terms of any class or series of preferred shares, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred.

Transfer Agent and Registrar

DST Systems, Inc. acts as our registrar and as the transfer agent for our shares.

REIT Qualification

Our Declaration of Trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

ITEM 2	EXHIBITS.

The following exhibits are included or incorporated by reference, in this registration statement (and are numbered in accordance with Item 601 of Regulation S-k).

3.1

Second Amended and Restated Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to Pre-Effective Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-127405) filed September 13, 2006 and incorporated herein by reference).

3.2

Articles of Amendment of Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-53200) filed June 22, 2009 and incorporated herein by reference).

3.3

Second Articles of Amendment to the Second Amended and Restated Declaration of Trust of CB Richard Ellis Realty Trust (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File 000-53200) filed June 22, 2012 and incorporated herein by reference).

3.4

Third Amended and Restated Bylaws of Chambers Street Properties (Previously filed as Exhibit 3.2 to the Current Report on Form 8-K (File 000-53200) filed June 22, 2012 and incorporated herein by reference).

4.1	Second Amended and Restated Dividend Reinvestment Plan (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K (File 000-53200) filed July 5, 2012 and incorporated herein by reference).

4.2	Amended and Restated Share Redemption Program (Previously filed as Exhibit 4.2 to Current Report on Form 8-K (File No. 000-53200) filed on February 3, 2012 and incorporated herein by reference).

10.1	Amended and Restated 2004 Equity Incentive Plan (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K (File 000-53200) filed July 5, 2012 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CHAMBERS STREET PROPERTIES

Date: May 17, 2013	By:	/S/ JACK A. CUNEO
Jack A. Cuneo
President and Chief Executive Officer